As filed with the Securities and Exchange Commission on October 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Portillo’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1104304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Spring Road, Suite 400 Oak Brook, IL 60523 (630) 954-3773	60523
(Address of Principal Executive Offices)	(Zip Code)

Portillo’s Inc. 2014 Equity Incentive Plan

(Full Title of Plan)

Susan B. Shelton, Esq.

General Counsel and Secretary

2001 Spring Road, Suite 400

Oak Brook, IL 60523

(630) 954-3773

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share(1)(2)	9,221	$4.53(3)	$41,771.13	$3.87
Total	9,221

(1)

Covers Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Portillo’s Inc. (the “Company” or the “Registrant”) issuable under the Company’s 2014 Equity Incentive Plan (the “2014 Equity Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price of outstanding stock options granted under the 2014 Equity Plan of $4.53 per share.

EXPLANATORY NOTE

This Registration Statement registers 9,221 additional shares of Common Stock of the Registrant that may be issued and sold under the 2014 Equity Plan.

Initial shares of the 2014 Equity Plan were registered pursuant to that Registration Statement on Form S-8 (File No. 333-260396), filed with the Securities and Exchange Commission (the “Commission”) on October 20, 2021 (the “2021 Registration Statement”). Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, the entire contents of the 2021 Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated by reference herein.

Exhibit Index

Exhibit No.	Description

3.1	Form of Amended and Restated Certificate of Incorporation of Portillo’s Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, filed with the Commission on September 29, 2021 (Registration No. 333- 259810)).

3.2	Form of Amended and Restated Bylaws of Portillo’s Inc. (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, filed with the Commission on September 29, 2021 (Registration No. 333- 259810)).

5.1	Legal Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, as to Portillo’s Inc.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, as to PHD Group Holdings LLC.

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	The Portillo’s Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-259810), as originally filed by the Registrant on September 27, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on October 28, 2021.

PORTILLO’S INC.

By:	/s/ Michelle Hook
	Name:	Michelle Hook
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michelle Hook or Susan Shelton, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 28, 2021.

Signature	Title
/s/ Michael Osanloo Michael Osanloo	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michelle Hook Michelle Hook	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Ann Bordelon Ann Bordelon	Director

/s/ Noah Glass Noah Glass	Director

/s/ Gerard J. Hart Gerard J. Hart	Director

/s/ Richard K. Lubin Richard K. Lubin	Director

/s/ Joshua A. Lutzker Joshua A. Lutzker	Director

/s/ Michael A. Miles, Jr. Michael A. Miles, Jr.	Director